Form 10-K/A, Exhibit 13
period 2003-12-31
BCTC V ASSIGNOR CORP
filed 2005-03-10
CIK 1267426

BALANCE SHEET AND

INDEPENDENT AUDITORS' REPORT

BCTC V ASSIGNOR CORP.

DECEMBER 31, 2003

PAGE

INDEPENDENT AUDITORS' REPORT 3

FINANCIAL STATEMENT

BALANCE SHEET 4

NOTES TO BALANCE SHEET 5

INDEPENDENT AUDITORS' REPORT

To the Stockholder

BCTC V Assignor Corp.

We have audited the accompanying balance sheet of BCTC V Assignor Corp. as of December 31, 2003. This balance sheet is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of BCTC V Assignor Corp. as of December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Bethesda, Maryland

March 18, 2004

ASSETS

Investment in limited partnership (note B)		$100

LIABILITY AND STOCKHOLDER'S EQUITY

Subscription payable		$100

Stockholder's equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share		1,000

Less: subscription receivable		(1,000)

	$

NOTE A - ORGANIZATION

BCTC V Assignor Corp. (the "Corporation") was organized on October 15, 2003 under the laws of the State of Delaware to act as the assignor limited partner of, and to acquire and hold a limited partnership interest in, Boston Capital Tax Credit Fund V L.P. (the "Limited Partnership"). The Corporation will assign units of beneficial interest in its limited partnership interest to persons who purchase Beneficial Assignee Certificates (BACs), on the basis of one unit of beneficial interest for each BAC. The Corporation will not have any interest in profits, losses or distributions on its own behalf.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," an interpretation of ARB No. 51, "Consolidated Financial Statements," which provides new accounting guidance on when a business enterprise must consolidate a variable interest entity as defined in FIN 46. In December 2003, the FASB reissued the interpretation to clarify certain requirements and provide additional implementation guidance. For nonpublic entities such as the Corporation, FIN 46 is applicable no later than the year ending December 31, 2005. Management, after careful review and analysis of FIN 46, has preliminarily determined that FIN 46 will have no effect on the Corporation's current accounting for its investment in the Limited Partnership.

NOTE B - INVESTMENT IN LIMITED PARTNERSHIP

On October 15, 2003, the Corporation was admitted as the assignor limited partner in Boston Capital Tax Credit Fund V L.P. The Limited Partnership was formed to invest in real estate by acquiring, holding, and disposing of limited partnership interests in operating partnerships which will acquire, develop, rehabilitate, operate and own newly-constructed, existing or rehabilitated low-income apartment complexes.