Form 10-K, Exhibit 13
period 2006-12-31
BCTC V ASSIGNOR CORP
filed 2007-03-20
CIK 1267426

BALANCE SHEETS AND

INDEPENDENT AUDITORS' REPORT

BCTC V ASSIGNOR CORP.

DECEMBER 31, 2006 and 2005

BCTC V Assignor Corp.

TABLE OF CENTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM 3

FINANCIAL STATEMENT

BALANCE SHEETS 4

NOTES TO BALANCE SHEETS 5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder

BCTC V Assignor Corp.

We have audited the accompanying balance sheets of BCTC V Assignor Corp. as of December 31, 2006 and 2005. These balance sheets are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

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

In our opinion, the balance sheets referred to above presents fairly, in all material respects, the financial position of BCTC V Assignor Corp. as of December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Reznick Group, P.C.

Bethesda, Maryland

March 20, 2007

3

BCTC V Assignor Corp.

BALANCE SHEETS

December 31,

ASSETS
	2006	2005

Investment in limited partnership (note B)	$ 100	$ 100

LIABILITY AND STOCKHOLDERS' EQUITY

Subscription payable	$ 100	$ 100

Stockholders' equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)

	$ 100	$ 100

The accompanying notes are an integral part of these balance sheets.

4

BCTC V Assignor Corp.

NOTES TO BALANCE SHEETS

December 31, 2006 and 2005

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