Form 10-K, Exhibit 13
period 2007-12-31
BCTC V ASSIGNOR CORP
filed 2008-03-31
CIK 1267426

BALANCE SHEETS AND

INDEPENDENT AUDITORS' REPORT

BCTC V ASSIGNOR CORP.

DECEMBER 31, 2007 and 2006

BCTC V Assignor Corp.

TABLE OF CENTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM 3

FINANCIAL STATEMENT

BALANCE SHEETS 4

NOTES TO BALANCE SHEETS 5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer

BCTC V Assignor Corp.

We have audited the accompanying balance sheets of BCTC V Assignor Corp. as of December 31, 2007 and 2006. These balance sheets are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of BCTC V Assignor Corp. as of December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Reznick Group, P.C.

Bethesda, Maryland

March 31, 2008

3

BCTC V Assignor Corp.

BALANCE SHEETS

December 31,

ASSETS
	2007	2006

Investment in limited partnership (note B)	$ 100	$ 100

LIABILITY AND STOCKHOLDERS' EQUITY

Subscription payable	$ 100	$ 100

Stockholders' equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)

	$ 100	$ 100

The accompanying notes are an integral part of these balance sheets.

4

BCTC V Assignor Corp.

NOTES TO BALANCE SHEETS

December 31, 2007 and 2006

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