Form 10-K, Exhibit 13
period 2009-12-31
BCTC V ASSIGNOR CORP
filed 2010-03-26
CIK 1267426

FINANCIAL STATEMENTS AND

INDEPENDENT AUDITORS' REPORT

BCTC V ASSIGNOR CORP.

DECEMBER 31, 2009 and 2008

BCTC V Assignor Corp.

TABLE OF CENTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM 3

FINANCIAL STATEMENT

BALANCE SHEETS 4

NOTES TO BALANCE SHEETS 5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer

BCTC V Assignor Corp.

We have audited the accompanying balance sheets of BCTC V Assignor Corp. as of December 31, 2009 and 2008. These balance sheets are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of BCTC V Assignor Corp. as of December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Reznick Group, P.C.

Bethesda, Maryland

March 26, 2010

3

BCTC V Assignor Corp.

BALANCE SHEETS

December 31,

ASSETS
	2009	2008

Investment in limited partnership (note B)	$ 100	$ 100

LIABILITY AND STOCKHOLDER'S EQUITY

Subscription payable	$ 100	$ 100

Stockholder's equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)

	$ 100	$ 100

The accompanying notes are an integral part of these balance sheets.

4

BCTC V Assignor Corp.

NOTES TO BALANCE SHEETS

December 31, 2009 and 2008

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

NOTE C - RECENT ACCOUNTING PRONOUNCEMENTS

In May 2009, the FASB issued guidance regarding subsequent events, which was subsequently updated in February 2010. This guidance established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009, and was therefore adopted by the Company for the quarter ended June 30, 2009. The adoption did not have a significant impact on the subsequent events that the Corporation reports, either through recognition or disclosure, in the financial statements. In February 2010, the FASB amended its guidance on subsequent events to remove the requirement to disclose the date through which an entity has evaluated subsequent events, alleviating conflicts with current SEC guidance. This amendment was effective immediately and therefore the Corporation did not include the disclosure in this Form 10-K.

5

BCTC V Assignor Corp.

NOTES TO BALANCE SHEETS

December 31, 2009 and 2008

NOTE C - RECENT ACCOUNTING PRONOUNCEMENTS - (continued)

In June 2009, the FASB issued the Accounting Standards Codification (Codification). Effective July 1, 2009, the Codification is the single source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. The Codification is intended to reorganize, rather than change, existing GAAP. Accordingly, all references to currently existing GAAP have been removed and have been replaced with plain English explanations of the Fund's accounting policies. The adoption of the Codification did not have a material impact on the Fund's financial position.

6