Form 10-K, Exhibit 13
period 2012-12-31
BCTC V ASSIGNOR CORP
filed 2013-03-18
CIK 1267426

FINANCIAL STATEMENTS AND

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

BCTC V ASSIGNOR CORP.

DECEMBER 31, 2012 and 2011

BCTC V Assignor Corp.

TABLE OF CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM 3

FINANCIAL STATEMENT

BALANCE SHEETS 5

NOTES TO BALANCE SHEETS 6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer
BCTC V Assignor Corp.

We have audited the accompanying balance sheet of BCTC V Assignor Corp. as of December 31, 2012. BCTC V Assignor Corp.'s management is responsible for this financial statement. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of BCTC V Assignor Corp. as of December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Bethesda, Maryland

March 18, 2013

3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer
BCTC V Assignor Corp.

We have audited the accompanying balance sheet of BCTC V Assignor Corp. as of December 31, 2011. This balance sheet is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Corporation has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of BCTC V Assignor Corp. as of December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Reznick Group, P.C.

Bethesda, Maryland

March 15, 2012

4

BCTC V Assignor Corp.

BALANCE SHEETS

December 31,

ASSETS
	2012	2011

Investment in limited partnership (note B)	$ 100	$ 100

LIABILITY AND STOCKHOLDER'S EQUITY

Subscription payable	$ 100	$ 100

Stockholder's equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)

	-	-

	$ 100	$ 100

The accompanying notes are an integral part of these balance sheets.

5

BCTC V Assignor Corp.

NOTES TO BALANCE SHEETS

December 31, 2012 and 2011

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

6