Form 10-K, Exhibit 13
period 2014-12-31
BCTC V ASSIGNOR CORP
filed 2015-03-13
CIK 1267426

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BCTC V ASSIGNOR CORP.

DECEMBER 31, 2014 and 2013

BCTC V Assignor Corp.

TABLE OF CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM 3

FINANCIAL STATEMENT

BALANCE SHEETS 4

NOTES TO FINANCIAL STATEMENTS 5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer
BCTC V Assignor Corp.

We have audited the accompanying balance sheets of BCTC V Assignor Corp. as of December 31, 2014 and 2013. BCTC V Assignor Corp.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of BCTC V Assignor Corp. as of December 31, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Bethesda, Maryland

March 13, 2015

3

BCTC V Assignor Corp.

BALANCE SHEETS

December 31,

ASSETS
	2014	2013

Investment in limited partnership (note B)	$ 100	$ 100

LIABILITY AND STOCKHOLDER'S EQUITY

Subscription payable	$ 100	$ 100

Stockholder's equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)

	-	-

	$ 100	$ 100

The accompanying notes are an integral part of these financial statements.

4

BCTC V Assignor Corp.

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

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