Form 10-K, Exhibit 13
period 2018-12-31
BCTC V ASSIGNOR CORP
filed 2019-03-04
CIK 1267426

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BCTC V ASSIGNOR CORP.

DECEMBER 31, 2018 and 2017

BCTC V Assignor Corp.

TABLE OF CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM 3

FINANCIAL STATEMENT

BALANCE SHEETS 4

NOTES TO FINANCIAL STATEMENTS 5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer
BCTC V Assignor Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BCTC V Assignor Corp. (the "Company") as of December 31, 2018 and 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017 in conformity with accounting principles generally accepted in the United States of America.

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

Bethesda, Maryland

March 4, 2019

3

BCTC V Assignor Corp.

BALANCE SHEETS

December 31,

ASSETS
	2018	2017

Investment in limited partnership (note B)	$ 100	$ 100

LIABILITY AND STOCKHOLDER'S EQUITY

Subscription payable	$ 100	$ 100

Stockholder's equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)

	-	-

	$ 100	$ 100

The accompanying notes are an integral part of these financial statements.

4

BCTC V Assignor Corp.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018 and 2017

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