Form 10-K, Exhibit 13
period 2021-12-31
BCTC V ASSIGNOR CORP
filed 2022-03-24
CIK 1267426

Exhibit 13.a

BCTC V ASSIGNOR CORP.

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2021 AND 2020

BCTC V Assignor Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer

BCTC V Assignor Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BCTC V Assignor Corp. (the “Company”) as of December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal security laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

Bethesda, Maryland
March 24, 2022

BCTC V Assignor Corp.

BALANCE SHEETS

December 31,

ASSETS	2021	2020
Investment in limited partnership (Note B)	$100	$100

LIABILITY AND STOCKHOLDER’S EQUITY

Subscription payable	$100	$100
Stockholder’s equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)
	—	—
	$100	$100

The accompanying notes are an integral part of these financial statements.

BCTC V Assignor Corp.

NOTES TO FINANCIAL STATEMENTS

December 31, 2021 and 2020

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