Form 10-K, Exhibit 13
period 2023-12-31
BCTC V ASSIGNOR CORP
filed 2024-03-22
CIK 1267426

Exhibit 13.a

BCTC V ASSIGNOR CORP.

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2023 AND 2022

BCTC V Assignor Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the President and Chief Financial Officer

BCTC V Assignor Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BCTC V Assignor Corp. (the “Company”) as of December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 in conformity with accounting principles generally accepted in the United States of America.

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

Bethesda, Maryland
March 22, 2024

BCTC V Assignor Corp.

BALANCE SHEETS

December 31,

ASSETS	2023	2022
Investment in limited partnership (Note B)	$100	$100

LIABILITY AND STOCKHOLDER’S EQUITY

Subscription payable	$100	$100
Stockholder’s equity
Common stock - 1,000 shares authorized, issued and outstanding, $1 par value per share	1,000	1,000

Less: subscription receivable	(1,000)	(1,000)
	—	—
	$100	$100

The accompanying notes are an integral part of these financial statements.

BCTC V Assignor Corp.

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

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